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                                                                   EXHIBIT 10.14

                              AMENDED AND RESTATED
                            PROGRAM LICENSE AGREEMENT

                           DATED AS OF JANUARY 1, 2001

      This Program License Agreement shall serve to amend and restate that certain Program Agreement dated as of July 1, 1999 by and between Hallmark Entertainment Distribution LLC ("Distribution") and Crown Media International, Inc. ("Crown Media") in connection with Crown Media's acquiring from Distribution certain exhibition rights to various Distribution product as follows:

      1. Pictures. Product shall consist of all television motion pictures and mini-series as defined herein (each a "Picture," collectively "Pictures") controlled by Distribution during the Term. A motion picture shall be product with a two-hour commercial broadcast time in a U.S. time slot. A mini-series shall be product with longer than a two-hour commercial broadcast time in a U.S. time slot. With respect to each Crown Media territory, a Picture will be deemed to be either: (a) a "Library Picture" if it completed or will complete principal photography any time prior to the launch in such Crown Media territory (as defined in Section 3(a) hereof) of the Channel (as defined in Section 3(a) hereof) or (b) a "New Picture" if it completed or will complete principal photography after the launch in such Crown Media territory (as defined in Section 3(a) hereof) of the Channel (as defined in Section 3(a) hereof) and before expiration of the Term as defined below.

      2. Term. The Initial Term shall commence as of the date set forth above and expire five years thereafter, subject to the renewal and price adjustment set forth in Section 12 hereof.

      3. Licensed Rights.

            (a) Crown Media agrees to license from Distribution and Distribution agrees to license to Crown Media all Library Pictures and all New Pictures for telecast on the "Hallmark Entertainment Network" a.k.a. the "Hallmark Channel" pay television service (the "Channel") (including cable and satellite) on a territory-by-territory basis commencing upon the later of (x) the date the Picture is available in the relevant Crown Media territory as set forth on Schedule A which has been previously provided to Crown Media (the "Availability Date") and (y) the date Crown Media initially telecasts the Channel in such territory (the "launch"). Crown Media shall also have the right to exhibit via the Internet, provided that such exhibition is within a Crown Media Window, is only within the relevant Crown Media territory and does not conflict with any Prior Agreement. A "Prior Agreement" shall be any agreement that Distribution has entered into
            (x) prior to the date of this Agreement or (y) prior to Crown Media written notification to Distribution pursuant to Section 4 with respect to the relevant territory (but in any event, not more than 12 months prior to the Launch Date as defined in Section 4). The relevant terms and restrictions of Prior Agreements shall be made available to Crown Media upon request. Except in Germany, Italy and Spain and subject to


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            the terms and conditions of those Prior Agreements set forth on
            Schedule B hereto, Distribution shall not renew or extend the term of any Prior Agreement. All rights not expressly granted herein, are reserved by Distribution.

            (b) Crown Media shall not be obligated to license more than a total of 50 New Pictures per year for telecast on the Channel and shall not be obligated to license any Picture that conflicts with its Broadcast Standards and Practices or with the terms or conditions of that certain License Agreement dated as of December 1, 2000 by and between Crown Media and Hallmark Cards, Incorporated as amended from time to time. In addition, Crown Media shall only be obligated hereunder to license New Pictures which have been produced, co-produced or financed in whole or in part by Hallmark Entertainment, Inc. or its affiliated companies. Crown Media may, but shall not be obligated to license other New Pictures or Library Pictures for which Distribution acquires rights after January 1, 2001.

            (c) Provided there is no conflict with agreements entered into by Distribution prior to the date set forth above, subject to 8(d) below for the term of this Agreement, Distribution agrees to license to Crown Media the exclusive world-wide rights to telecast or distribute the Library Pictures and New Pictures by means of Interactive Digital Video Services ("Interactive Rights"). Interactive Digital Video Services mean television services and distribution systems incorporating fiber optic, cable, satellite or similar transmission equipment and storage and play-back devices such as video servers and set-top boxes to provide home users with on-demand access via television to both linear programming and interactive multimedia digital programming. Nothing in this provision shall prohibit Distribution from licensing rights to third parties for video on demand, pay per view and similar services or from licensing the distribution of digital services that are not interactive.

      4.    Availability and Delivery.

            (a) Crown Media shall use its best efforts to give Distribution written notice of its intent to launch the Hallmark Channel in a given territory and its expected launch date ("Launch Date") at least six months prior to such launch. After receipt of such written notice, Distribution shall not enter into any distribution agreement which conflicts with Crown Media's rights in the relevant territory. By the later of (x) 14 business days after receipt of such written notice and (y) six months prior to the scheduled launch, Distribution will provide to Crown Media Availability Dates of Pictures for the launch. Schedule A shall be amended from time to time to reflect Availability Dates for additional New Pictures and new Crown Media territories by way of an Availability Letter from Distribution to Crown Media's Vice President of Programming and Vice President of Finance or their designees. Distribution shall also provide an updated Schedule A at least once each quarter or upon the request of Crown Media.


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            (b) Distribution shall use best efforts to provide notice to Crown
            Media at least 180 days prior to the Availability Date of any Picture and to deliver the materials for such Picture to Crown Media at least 90 days prior to the Availability Date. In the event that Distribution fails to provide notice to Crown Media at least 90 days prior to the Availability Date of any Picture or fails to deliver the materials for such Picture to Crown Media at least 30 days prior to the Availability Date, then Crown Media shall be entitled to an Additional Period (as defined herein) at the end of that Picture's window; provided, however, that no Additional Periods shall be available for windows granted by Nine Network or Beta-Taurus and such windows shall be pro-rated to reflect the amount of time that Crown Media was able to telecast that particular Picture. The Additional Period shall be equal to the greater of (x) ninety days minus the number of days prior to the Availability Date that notice was actually given regarding the Availability Date and (y) thirty days minus the number of days prior to the Availability Date that delivery of the materials was actually made; provided, however, that in no event shall the Additional Period exceed the amount of time that Crown Media was actually delayed in telecasting that particular Picture.

            (c) In the event that Crown Media fails to launch in a given territory, Crown Media shall be liable only for the License Fees for the First Window of each New Picture that Distribution has made available and that Distribution is not able to resell for that same time period, and Crown Media shall not be liable for the Licensee Fees for any Library Pictures for a territory where Crown Media fails to launch. In the event that Crown Media delays a launch in a given territory for longer than six months after the Launch Date, its First Window shall begin six months after the Launch Date.

      5. Licensed Exhibitions. Crown Media will license each Picture for a minimum of three windows in each Crown Media territory as set forth below and such license shall be exclusive as to all forms of television for a period of 18 months, except for the Exceptions identified in Section 8(a) for which the Windows shall be 12 months; provided, however, that such license and exclusivity shall be subject to (x) the terms and conditions of Prior Agreements, and (y) the restrictions and exceptions for those feeds servicing Germany, Italy and Spain. Crown Media shall be entitled to its customary number of telecasts during each window.

            (a) The First Window shall commence upon the Availability Date and shall expire 18 months thereafter (or 12 months for the Exceptions). Distribution shall have the right to license such Picture to a third party provided that such third party license is effective no sooner than 30 days after expiration of the First Window and expires within such length of time as is customary in such media and territory. The day after the date of such expiration shall be the "Second Availability Date." If Distribution does not enter into such third party license agreement, then the Second Availability Date shall be three years after the expiration of the First Window, unless Distribution, at its sole election, stipulates an earlier date,


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
            provided that in no event shall the Second Availability Date be earlier than one year after expiration of the First Window.

            (b) The Second Window shall commence upon the Second Availability Date for the relevant Crown Media territory and shall expire 18 months thereafter (or 12 months for the Exceptions). Distribution shall have the right to license such Picture to a third party thereafter, provided that such third party license is effective after expiration of the Second Window and expires within such length of time as is customary in such media and territory. The day after the date of such expiration shall be the "Third Availability Date." If Distribution does not enter into such third party license agreement, then the Third Availability Date shall be three years after the expiration of the Second Window, unless Distribution, at its sole election stipulates an earlier date, provided that in no event shall the Third Availability Date be earlier than one year after the expiration of the Second Window.

            (c) The Third Window shall commence upon the Third Availability Date for the relevant Crown Media territory and shall expire 18 months thereafter (or 12 months for the Exceptions).

            (d) Any subsequent windows pursuant to Section 7(c) shall commence upon the Availability Date provided by Distribution for the relevant Crown Media territory and shall expire 18 months thereafter (or 12 months for the Exceptions).

            (e) The notice periods, delivery of materials and Additional Period provisions of Section 4(b) shall also apply to the Second Availability Date, Third Availability Date and any subsequent Availability Date for each Picture.

      6.    New Pictures.

            (a) Subject to the terms and conditions of Prior Agreements and subject to subsections (b) and (c) below, all New Pictures will be premieres (i.e. there will not be any prior exhibition in the relevant territory except for home video) for the first Crown Media Window in each Crown Media territory except in Germany, Italy and, Spain. In Germany, Italy and Spain, except for mini-series, a minimum of 50% of all New Pictures will be premieres for the first Crown Media Window. Mini-series in Germany, Italy and Spain will be premieres at the discretion of Distribution.

            (b) In the event a New Picture is a motion picture with production costs in excess of $10 million or a mini-series with production costs in excess of $30 million (not to exceed three mini-series in any given year), Distribution agrees to negotiate in good faith with Crown Media with respect to Crown Media acquiring such Picture as a premiere on a territory-by-territory basis. In the event that Distribution and Crown Media are unable to agree on the License Fee for such premiere, Distribution shall have the right to accept any offer from a third party


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
            licensee. In the event that Distribution and Crown Media are unable to agree on the License Fee for such premiere of a mini-series, then Distribution shall have the right to accept any offer from a third party licensee that is not less than 110% of the amount offered by Crown Media. If Distribution does not accept such an offer from a third party licensee, Distribution shall give notice to Crown Media regarding such Picture's Availability Date in accordance with
            Section 4(b).

            (c) Distribution shall have the right to withhold on a territory-by-territory basis, a Picture which is to be distributed as a theatrical release for the term of the theatrical distribution agreement.

      7. Territory and Feeds. Territory with respect to the Hallmark Channel shall be each country in which the Channel is launched (only in the dominant native language of such country) and may be worldwide, excluding the United States and Canada. The territory with respect to Crown Media's exercise of Interactive Rights shall be worldwide. In the event that Crown Media elects to restructure its territorial feed resulting in the addition or deletion of individual countries, the conditions of this Section shall apply.

            (a) To the extent that any country is deleted from an existing feed, Crown Media shall remain obligated to pay the License Fees for the then current Window or the currently scheduled Window in such country regardless of whether Crown Media exploits its rights to such Window.

            (b) To the extent that any additional country is added to an existing feed, License Fees will be charged for such additional country in accordance with Section 8 below on a pro-rata basis.

            (c) The parties agree that it is their intent that all Pictures will be licensed for a minimum of three Windows in each country. To the extent that an elective restructuring by Crown Media of countries within a territorial feed results in Crown Media having exploited fewer Windows in some countries in the feed than in other countries in the feed, then Crown Media shall license additional Windows (subject to Availability Dates) in excess of the original three Crown Media Windows as necessary so that all material countries in the feed (as determined in Distribution's judgment) have exploited a minimum of three Windows (subject to Availability Dates). The License Fees for any such additional Windows shall be subject to good faith negotiation by the parties. If the parties are unable to reach agreement on such License Fees, the issue shall be escalated to the President of Distribution and the President of Crown Media for resolution.

      8.    Crown Media License Fees.

            (a) For and in consideration of the rights and licenses granted to Crown Media hereunder, Crown Media shall pay to Distribution such License Fee, on a


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
                  country-by-country, Picture-by-Picture basis, as is set forth in Schedule C. The License Fee shall constitute payment for one Crown Media Window and therefore shall be payable for each of the three Crown Media Windows. The License Fees for Australia, the Continental European territories, product reacquired from Beta-Taurus, coproductions, certain feeds that are not typically 18 months and seasonal Pictures (e.g. Christmas) (the "Exceptions") reflect a 12 month exclusive Window and shall be prorated on a monthly basis (rounding to the nearest whole month) for those windows for which Crown Media receives less than 12 months of exclusivity. All other License Fees set forth on Schedule C reflect an 18 month exclusive Window and shall be prorated on a monthly basis (rounding to the nearest whole month) for those windows for which Crown Media receives less than 18 months of exclusivity. The License Fee for mini-series shall be the movie of the week rate per hour multiplied by the number of hours for the mini-series. All rates for mini-series premieres (as defined in Section 6) shall be two times the mini-series rate set forth in Schedule C for each of the three Windows granted.

            (b) The License Fee for each Crown Media First Window shall be payable in four equal installments; one installment payable at the end of each of four consecutive calendar quarters commencing with the calendar quarter during which the respective Crown Media Window commences. Subsequent Windows shall be payable in six equal installments; one installment payable at the end of each of six consecutive calendar quarters commencing with the calendar quarter during which the respective Crown Media Window commences.

            (c) On January 1 of each year, the amounts of such License Fees shall increase by 5% per year on a cumulative basis and such increase shall apply to any and all Crown Media Windows commencing after such increase.

            (d) The license fees payable to Distribution for the Interactive Rights licensed by Crown Media hereunder will be negotiated on a case-by-case basis. In general, however, it is the parties' intention that any revenues derived from exploitation of Interactive Rights will be split equally between Crown Media and Distribution, after deduction of Crown Media's direct out-of-pocket costs as well as any residuals and profit participations (which shall be the responsibility of Crown Media).

      9. Hallmark Entertainment. Crown Media shall be permitted to utilize the Hallmark Entertainment name in connection with the promotion and advertisement of the Pictures, provided that all such uses are approved in advance by the Branding Committee of Hallmark Cards, Incorporated.


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
      10. Other Product. Distribution and Crown Media agree to negotiate in good faith on a product-by-product basis with respect to Crown Media's licensing pay television exhibition rights to any television product which does not fall under this agreement (i.e., series, documentaries and specials, etc.) and for which Distribution controls and Crown Media desires to acquire such rights during the Term. Crown Media acknowledges that the project "Dinotopia" is specifically excluded from this agreement.

      11. Non-Transferable. The rights herein may not be assigned, sublicensed or transferred by Crown Media by operation of law, change of control or otherwise; provided, however, that upon Crown Media's written request, Distribution may, in its sole discretion, permit Crown Media to sell select Pictures to another third party or parties. Crown Media shall be responsible for the full payment of the License Fee for such Picture(s) as though such Pictures were exhibited by Crown Media pursuant to this Agreement. The rights licensed hereunder may be assigned to the operator of a pay television service (subject to such operator's assuming the ongoing license fee obligations hereunder) in connection with The Chase Manhattan Bank exercising remedies available to it, as agent, as a result of an event of default by the Credit Parties under that certain Credit, Security, Guaranty and Pledge Agreement dated as of August 31, 2001, among Crown Media Holdings, Inc., various of its subsidiaries, the Lenders named therein and The Chase Manhattan Bank, as agent.

      12.   Renewal and Price Adjustment.

            (a) This Agreement shall be renewable for an additional five year period at the end of the Initial Term (the "Renewal Term") at Distribution's option, provided that Distribution agrees to renew so long as Crown Media is not in default under this Agreement or any other agreement with Distribution and that Crown Media does not provide written notice to Distribution six months prior to the end of the Initial Term indicating that Crown Media does not wish to renew. Distribution will provide Crown Media with notice of Distribution's intent to renew or not to renew six months prior to the end of the end of the Initial Term.

            (b) Either party shall have the right to request a price adjustment for the Renewal Term by providing the other party with written notice six months prior to the end of the Initial Term. In the event either party delivers such notice, the parties agree to negotiate in good faith to determine the fair market rate for the License Fees for the Renewal Term. If the parties fail to reach agreement with respect to License Fees at least three months prior the end of the Initial Term, then the parties agree to submit the matter to an independent third party with experience in the industry. The independent third party shall be selected by the parties. In the event the parties fail to agree upon an independent third party, each party shall designate a third party and the designees shall collectively select a neutral third party with experience in the industry, and that party shall determine the fair market value rate for the License Fees for the Renewal Term, provided that such


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
                  fair market rate shall not be more than 20% higher or 20% lower than the License Fees in existence at such time. Each party shall bear its own costs of the process and the costs of the neutral third party shall be shared equally.

      13. Entire Agreement. This Agreement and the attached Standard Terms and Conditions contain the entire agreement between the parties and as of the date hereof supersede any and all prior oral or written agreements including the Program Agreement dated as of July 1, 1999 between the parties ("Original Agreement"); provided, however, that (i) the Original Agreement shall remain in effect with respect to all Windows commenced prior to January 1, 2001, and such Window shall be governed pursuant to the terms of the Original Agreement; (ii) Crown Media shall be obligated to pay license fees for all Windows commenced prior to January 1, 2001, in accordance with the terms of the Original Agreement, including Windows for Pictures transferred in connection with that certain Purchase and Sale Agreement dated as of April 10, 2001 by and between Distribution and Crown Media Holdings, Inc.; and (iii) all Windows commenced during the Original Agreement shall be counted toward the minimums required pursuant to Section 5 hereof. In the event of any conflict between this Agreement and the Standard Terms and Conditions, this Agreement shall control.

      IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

HALLMARK ENTERTAINMENT                        CROWN MEDIA INTERNATIONAL,
DISTRIBUTION, LLC                             INC.


By /s/ Robert A. Halmi, Jr.                   By /s/ William J. Aliber
  -----------------------------                  -------------------------------

Title President                               Title EVP
     --------------------------                    -----------------------------


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                         STANDARD TERMS AND CONDITIONS*

      1.    DELIVERY OF PRINTS.

            (a) Licensor will deliver or cause to be delivered to Licensee at the address set forth on Appendix A, those materials identified on Appendix A. The videotape of each Picture licensed by this Agreement (shall hereinafter individually be called "print" and collectively called "prints"). Delivery of each print to Licensee or to Licensee's agent shall be deemed to be delivery by Licensor to Licensee hereunder. All costs and charges in connection with such delivery, including without limitation shipping charges and insurances thereon shall be borne by Licensee. With respect to Licensee's exercise of Interactive Rights to any Picture, Licensor will provide Licensee with a digitized copy of the Picture when available. If a digitized copy is not available, Licensor will create one for Licensee at cost.

            (b) Licensee agrees to give Licensor not less than sixty (60) days prior written notice of the scheduled date of each telecast. Licensee shall notify Licensor by facsimile within thirty (30) days after receipt if such print is physically defective for television broadcasting by customary industry standards. In the event any print has not reached its destination at least fifteen (15) days in advance of the date of scheduled telecast thereof, Licensee shall notify Licensor by facsimile. If Licensee so notifies Licensor with respect to any such physical defect of failure of delivery, as aforesaid, and Licensor does not deliver to Licensee a replacement print of the same picture (or another picture of comparable quality) in time for the scheduled telecast, such telecast shall be deemed eliminated and the picture withdrawn, as provided in subparagraph (b) of paragraph 11 of this Agreement. Failure of Licensee to give Licensor such notice as aforesaid shall be deemed Licensee's irrevocable acknowledgment that such print has been received and is satisfactory in all respects.

      2. RETURN OF PRINTS. Unless otherwise directed by Licensor, Licensee shall retain the prints for the period ending the later of (x) the termination or expiration of this Agreement or (y) the last licensed broadcast of such Picture; provided that Licensor, shall have unencumbered access to such prints at all times. At Licensor's direction Licensee agrees to return to Licensor, prepaid, the prints (which includes the container thereof), in the same form and condition as delivered by Licensor, ordinary wear and tear from proper use excepted. Such prints shall be returned to Licensor (along with any other material furnished by Licensor) as specified in Appendix A hereto, or to any other party, or places as Licensor may from time to time designate. Additionally, at Licensor's direction, Licensee agrees to return to Licensor, prepaid, all other material that may have been furnished by Licensor. If any prints are lost, stolen, destroyed or damaged, Licensee shall pay Licensor the cost of replacement thereof, within seven (7) days after billing by Licensor. Such payment shall not be construed to transfer to Licensee any right, title or interest in or to said prints. Licensor may request that Licensee have the prints destroyed and in such event Licensee agrees to do so, and to furnish Licensor with Certificates of Destruction.

----------
*     Licensor and Licensee shall be as designated on Appendix A hereto.


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      3.    ALTERATION OF PRINTS. Licensee shall telecast each Picture as delivered, in its entirety and Licensee agrees not to cut, change, alter, modify or add to the prints of the pictures, or any of them, without Licensor's prior written consent except as necessary to comply with local censorship. However, Licensee may insert commercial material and make such minor cuts as are necessary to conform to time segment requirements but under no circumstances shall Licensee delete or reposition the copyright notice or the credits and billings incorporated in the pictures as delivered by Licensor. In no event may any such insertions of commercial material or such minor cuts to conform to time segment requirements adversely affect the artistic or pictorial quality of the picture or interfere with its continuity.

      4.    USE OF PRINTS.

            (a) Licensee shall telecast said pictures only from the originating transmitter(s) and antenna of the station(s) specified herein, or, if none is specified, to transmitters within the Territory. Licensee shall not, make, authorize or permit any telecast hereof to be amplified, re-transmitted or relayed on the same or on any other frequency by any translator or booster station, community antenna system, or any other device or method not specifically authorized herein.

            (b) Licensor reserves the right to change the title of any pictures(s) covered by this Agreement and to license to third parties film excerpts of up to five (5) minutes in length from any picture for television exhibition in any area at any time.

            (c) Licensee shall not acquire any right, title or interest in or to any picture or print hereunder and shall not make, authorize or permit any use of the picture or print other than as specified herein. Additionally, Licensee shall not duplicate, reproduce or copy same in any manner or form whatsoever.

            (d) Licensee acknowledges that the title to the pictures and prints shall remain in Licensor and Licensee acknowledges that with respect to each picture and the literary, dramatic and music material included in each and upon which each is based, Licensor hereby expressly reserves any and all rights not herein specifically granted to Licensee, including, but without limitation thereof, all theatrical, non-theatrical and home video rights and all re-make rights and sequel rights, and that such reserved rights may be exercised and exploited by Licensor concurrently with and during the term hereof, freely and without limitation or restriction.

      5. USE OF NAMES FOR ADVERTISING. Licensee warrants and agrees that: (a) it will abide by and comply with the advertising and billing requirements of each licensed picture in accordance with such advertising and billing instructions as Licensor may furnish Licensee, and that such advertising shall be made by Licensee so as not to constitute an express, implied, direct or indirect endorsement of any product, service or sponsor; (b) it will not advertise or announce in any manner or media any title changed by Licensor or any picture or pictures withdrawn by Licensor; (c) it will abide by and comply with the screen billing in the same form as it appears on the print of the picture or pictures; and (d) it will indemnify Licensor against all costs, damages, and expenses, including, but not limited to reasonable attorney's fees and


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
expenses, incurred or caused to Licensor by reasons of any actual or alleged breach by Licensee of the provisions of this paragraph.

      6. FORCE MAJEURE. If Licensor shall fail to make timely delivery of any print or prints hereunder, by reason of any act of God, war, fire, flood, strike, labor dispute, public disaster, transportation or laboratory difficulties, order or decree of governmental agency or tribunal or another similar or dissimilar cause beyond the control of Licensor, such failure on the part of Licensor shall not be deemed to be a breach of this Agreement. Licensee shall be responsible for all dubbing and subtitling of Pictures at its own expense.

      7. PAYMENT. All payments by Licensee to Licensor herein shall be made in United States dollars by wire transfer as instructed by Licensor. Licensee shall obtain at its expense all necessary permits from governmental authorities to make all payments to Licensor required hereunder.

If any payment is prohibited to be made in the stipulated currency and a license for payment in the stipulated currency cannot be obtained, Licensor may demand payment in local currency at the rate of exchange in effect on the due date or on the date of actual payment, whichever results in the greater amount in local currency or terminate the agreement with respect to such territory. Licensee shall pay Licensor for any and all costs, including reasonable attorney's fees and expenses, incurred by Licensor in collecting any sums due under this Agreement.

      8. TAXES. Licensee shall pay and hold Licensor harmless from, all taxes (excluding Licensor's income and franchise taxes), censorship charges or any other charges (including interest and penalties on such amounts), assessments and other fees now or hereafter imposed or based upon or resulting from the delivery, exhibition, possession or use hereunder to or by the Licensee of the prints and pictures, in whole or in part, licensed hereunder. Licensee shall immediately provide Licensor with all written documentation requested by Licensor, substantiating such payments including official governmental receipts. Payment by the Licensee of the foregoing shall in no way diminish the license fees due Licensor hereunder. To the extent that payment of any of the foregoing is made by Licensor, Licensee shall reimburse Licensor on demand, and upon the failure of Licensee to so reimburse Licensor, Licensor shall have all the remedies herein for the collection of unpaid license fees, as well as all other remedies provided by law.

      9. WARRANTY AND INDEMNITY. Licensor represents and warrants that it has the right to grant this license for the telecasting of the pictures herein specified, including the sound tracks forming a part thereof (subject to paragraph 10 below), and that such use of by Licensee will not violate the right of others. Licensor agrees to indemnify and hold Licensee, its officers, employees, successors and assigns free and harmless from any and all claims, damages, liabilities, costs or expenses, including reasonable attorney's fees and expenses, incurred by Licensee by reason of the breach of the foregoing warranty, provided, however, Licensor shall not be liable for loss of profits or consequential damages. Licensor agrees to defend at its own expense any action or proceedings arising out of an alleged breach of the foregoing, warranty, provided, however, that Licensee notifies Licensor promptly of any such claim or of the commencement of any such action or proceedings, delegates complete and sole authority to Licensor to defend or settle same, and cooperates fully with Licensor in the defense thereof. Licensee represents and warrants that it has the right to enter into this Agreement and to fully perform its obligations hereunder that it will not permit the transmission of the pictures other than as specified herein, or after the expiring or earlier termination of this Agreement. Licensee agrees to indemnify, defend and hold Licensor, its officers, employees, successors and assigns, free and harmless from any and all claims, damages, liabilities, costs or expenses, including reasonable attorney's fees and expenses arising out of or in connection with the use by Licensee, its successors, assigns and sublicensees of the prints or pictures hereunder, or arising out of or by reason of any breach of warranty, undertaking, representation or agreement made or entered into herein on Licensee's part.

      10. MUSIC PERFORMANCE RIGHTS. Licensor warrants that the small performance rights in and to the music contained in each Picture are either
(a) controlled by and available for license from ASCAP, BMI or other similar music performance rights society or (b) in the public domain, or (c) controlled by Licensor and granted to Licensee solely to the extent necessary to permit Licensee's use of said prints hereunder. Licensor does not represent or warrant that Licensee may exercise the performing rights to said material without the payment of a performing rights royalty or license fee. Licensee shall, at its sole costs and expense, secure all small performance rights licenses necessary for the telecast of the musical compositions contained in each print and shall hold harmless Licensor from any liability or damage arising from Licensee's failure to do so.

      11.   WITHDRAWAL AND ADJUSTMENT.

            (a) Licensor may, in its absolute discretion, withdraw any licensed picture if Licensor determines that the telecasting thereof would or might (i) infringe upon the rights of others; (ii) violate any law, court order, government regulation or other ruling of any governmental agency; (iii) interfere with the actual or contemplated use of the licensed picture or the material or rights contained therein for any purposes other than the telecasting of the picture in Licensee's basic area; or, (iv) subject Licensor to any liability.

            (b) If Licensor elects to withdraw any picture as set forth in the preceding subparagraph (a) of this paragraph 11, before its initial telecast, or if the Picture is not acquired or produced by Licensor or if Licensor does not control distribution rights, then Licensor shall have the right, in its sole discretion, either to deliver to Licensee another picture of comparable quality (which picture shall be deemed to replace the picture withdrawn) or may reduce the number of pictures to be delivered and paid for hereunder by one and Licensee shall be given a refund or credit, at Licensor's election, of such license fee for such picture. Licensor also agrees to pay Licensee's actual cost and expenses of dubbing and subtitling and simple preparation customary in the industry.


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
      12. ADDITIONAL RIGHTS. The rights granted under this Agreement include without limitation the following:

            (a) During each Picture's licensed window and for 60 days prior to such licensed window subject to other existing distribution agreements with respect to such Picture, the right to use the title of such Picture for the purpose of promoting, publicizing and advertising the exhibition of the Picture on the Channel.

            (b) In connection with the exhibition of each Picture in its licensed window, the right to use and perform any and all music, lyrics and musical compositions contained in each Picture and/or recorded in the soundtrack solely as embodied in the Picture and as part of the exhibition, advertising and publicizing of such Picture subject to Paragraph 10 hereof.

            (c) During each Picture's licensed window, the right to publicize and advertise the exhibition of such Picture throughout the relevant licensed territories, including the right:

                (i) to publish and to license and authorize others to publish any synopses and summaries from each Picture and from any literary or dramatic material included in such Picture in newspapers, magazines, trade periodicals, booklets, press books and any other periodicals and in all other media of advertising and publicity not exceeding 1000 words in length;

                (ii) to broadcast by radio and television for the purpose of advertising and promoting the exhibition of such Picture and to authorize others to so broadcast any parts or portions of each Picture not exceeding two minutes in length;

                (iii) to permit commercial messages to be exhibited during and after the exhibition of each Picture;

                (iv) to cause trailers of the Pictures and excerpts therefrom not exceeding three minutes in length to be manufactured, exhibited and distributed by every means, medium, process, method and device now or hereafter known (including via the internet) for the purpose of advertising the exhibition of the Picture subject to the foregoing.

      13. BANKRUPTCY AND DEFAULT. If Licensee becomes insolvent or bankrupt or makes an assignment for benefit of creditors, or if any property of Licensee is attached and if such attachment is not released within ten (10) days after the date of attachment, or if a receiver, liquidator, or trustee is appointed for any of Licensee's property, or if Licensee breaches any of the material terms or provisions of this Agreement, Licensor in addition to any and all other rights it may have under this Agreement or in law or in equity, may at its option, from time to time during such occurrence, do any one or more of the following: suspend delivery or telecasting by Licensee of one or more pictures hereunder until default is ended or remedied, terminate this Agreement, or declare the Agreement breached and declare all unpaid amounts payable to Licensor hereunder immediately due and specifically, if Licensee shall fail to make the payments to Licensor on a timely basis as provided in this Agreement, Licensor shall have the right but not the obligation to declare Licensee in default and thereby either to suspend the rights herein granted until the default is ended or to terminate this Agreement without foregoing any of Licensor's rights to recover damages deriving from Licensee's default. Licensee shall immediately return all materials to Licensor.

A default by Licensee under this Agreement shall be deemed a default under any and all other licenses granted by Licensor to Licensee and shall entitle Licensor to terminate any and all such other licenses and to declare any then unpaid balance of license fees thereunder immediately due and payable.

Licensee acknowledges that the industry custom of licensing pictures substantially in advance of the scheduled telecast dates have the effect of rendering the Pictures hereunder unmarketable in the area covered by this Agreement during any period which includes the period of this license or any part thereof. Licensee also acknowledges that, by reason of the foregoing, no method exists for accurate measurement of damages for any breach of Licensee's agreement to pay Licensor as provided in this Agreement. It is therefore agreed that, in addition to all other remedies available at law, in equity, or under the other provisions of this Agreement, Licensor shall be entitled (upon breach by Licensee of such agreement to pay Licensor) to recover from Licensee, as liquidated damages, the total unpaid license fees for all telecasts authorized hereunder, whether or not such telecasts actually occur, and in addition, reasonable attorney's fees and expenses or collection agency fees and expenses of any attorney or collection agency is retained by Licensor at any time to enforce the provisions hereof, plus such other amounts as may be due hereunder.

If Licensor elects or becomes obligated to make such third party payments in place of Licensee or if Licensor incurs any expenses for legal services, court costs, and associated expenses because of any breach by Licensee, the sum or sums so paid by Licensor and the amount of such fees, costs and associated expenses shall be payable forthwith from Licensee to Licensor, together with interest thereon at the rate of one and one-half percent (1.5%) per month. If Licensee fails to pay the license fees herein provided at the times due in the amounts set forth herein, the sums unpaid shall bear interest at the rate of one and one-half percent (1.5%) per month from the due date thereof until paid. Any payment not made within thirty (30) days after its due date shall bear interest at the rate of one and one-half percent (1.5%) per month computed from the original due date until paid; however, if said rate is in excess of the maximum permitted under the laws of the jurisdiction where the debt accrues, then in such event the rate of interest shall be the maximum permitted by law. Acceptance of any payment by Licensor after its due date shall not constitute a waiver by Licensor of any of the rights hereunder.

        14. ASSIGNMENT. Licensor reserves the right to hypothecate, pledge or discount this Agreement and to obtain loans from a bank or other lenders by the assignment as security. The Licensee recognizes that this Agreement may be exhibited and or assigned to such bank or other lenders which may thereby be induced to enter into financial commitments in reliance thereon. The Licensee agrees that in the event of receipt of written notice of assignment of the

Agreement by Licensor, monies due to Licensor shall be paid to any bona fide third party assignee in accordance with Licensor's instructions. Licensor may freely assign this Agreement to its successor or successors or to any of its associated, affiliated and subsidiary companies. This Agreement may not be assigned by Licensee, either voluntarily or by operation of law, without the prior written consent of Licensor. Any such assignment, if consented to by Licensor, shall not relieve Licensee of its obligations hereunder.

        15.     GENERAL.

                (a) Licensee acknowledges that telecasts or releases of the Pictures originating outside its basic territory may be received by television sets located within such basic territory and Licensee agrees that such reception shall not constitute a breach of this Agreement by Licensor.

                (b) Subject to the provisions of Paragraph 14 hereof, this Agreement and all of its terms, conditions and other provisions and all rights herein shall inure to the benefit of and shall be binding upon the parties hereto and to their respective successors and assigns.

                (c) The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any paragraph of this Agreement or of the Agreement itself.

                (d) Time is of the essence in the performances by Licensee of its obligations for payment hereunder.

                (e) A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation to any other remedy, right, undertaking, obligation or agreement of either party.

                (f) All notices, statements, and other documents required to be given hereunder shall be given in writing either by personal delivery, by mail, or telegraph (except as herein otherwise expressly provided) to the persons and at the addresses set forth in Appendix A hereto, or to such other persons and addresses as may be designated in writing by either party. Notice given by mail or by telegraph shall be deemed given on the date of mailing thereof or of delivery of such telegram to a telegraph office, charges prepaid or to be billed.

                (g) This Agreement shall be deemed made in, and shall be construed and interpreted in accordance with the laws of, the State of New York pertaining to contracts entirely made and to be performed therein. In the event of any disagreement between the parties which cannot be settled by mutual agreement, the parties agree that the federal or state courts sitting in the City, State and County of New York (and courts with appellate jurisdiction therefrom) shall have exclusive jurisdiction over such dispute and the resolution thereof, and the parties agree that jurisdiction and venue in such courts in appropriate, and that any process in connection therewith may be served in the manner provided hereinabove for notices to the parties.

                (h) All rights not specifically granted herein to the Licensee are reserved for Licensor's use and disposition without any limitations whatsoever, regardless of the extent to which the same are competitive with Licensee or the license granted hereunder.

                (i) This Agreement constitutes the entire agreement between Licensee and Licensor with respect to the subject matter hereof and may not be changed, modified, amended, or terminated except by operation of law or by a writing signed by the parties hereto.

                (j) In the event of any conflict between any provision of this Agreement and any material law, rule or regulation, this Agreement shall be deemed modified to the minimum extent necessary to remove such conflict.

                                   APPENDIX A

Materials

      1. With respect to each Picture, Licensor shall deliver to Licensee, a Digital Betacam NTSC and PAL tape recorded with stereo (if available) language mix and music and effects track, free of scratches, splices and all encoding technologies or a digitized copy, as set forth in Section 1(a) of Standard Terms and Conditions. If available, Licensor shall provide to Licensee dubbed or subtitled prints at the cost of duplication.

      2. With respect to each Picture, Licensor shall deliver to Licensee, a script, a synopsis, color transparencies (if available) and music cue sheets in connection with each Picture delivery hereunder.

      3. With respect to each Picture, Licensor shall deliver to Licensee, any other available relevant materials in Licensor's possession.

Addresses

      Licensee - Crown Media International, Inc., 6430 South Fiddler's Green Circle, Suite 500, Englewood, CO 80110, Attention: VP of Broadcast Operations, facsimile number: 303-220-7660.

      Licensor - Hallmark Entertainment Distribution, LLC, 1325 Avenue of the Americas, 21st Floor, New York, NY 10019, Attention: Vice President of Sales, facsimile number: 212-977-7407.

                                   SCHEDULE A

                               PREVIOUSLY PROVIDED

                                   SCHEDULE B

      The following agreements have provisions granting the licensee a right of good faith negotiations with respect to renewal or extension:

      TV2 - Denmark
      TV4 - Sweden

      The following agreements have provisions granting the licensee a right of renewal:

      Nine Network - Australia
            Viaset - Scandinavia


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